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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 25)*

                          WORTHINGTON INDUSTRIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           COMMON SHARES, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    981811 10
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]     Rule 13d-1(b)

      [X]     Rule 13d-1(c)

      [ ]     Rule 13d-1(d)

-------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

         PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                   Page 1 of 5

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CUSIP NO. 981811 10                    13G                    PAGE 2 OF 5 PAGES

--------------------------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS.
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)               John H. McConnell
--------------------------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)
                                                                                        (b)
--------------------------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION                                       United States
--------------------------------------------------------------------------------------------------
          NUMBER OF            5.    SOLE VOTING POWER                              14,058,726
           SHARES              -------------------------------------------------------------------
        BENEFICIALLY           6.    SHARED VOTING POWER                                -0-
          OWNED BY             -------------------------------------------------------------------
            EACH               7.    SOLE DISPOSITIVE POWER                         14,058,726
          REPORTING            -------------------------------------------------------------------
         PERSON WITH           8.    SHARED DISPOSITIVE POWER                           -0-
--------------------------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                14,058,726
--------------------------------------------------------------------------------------------------
10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*               [X]
--------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                 16%
--------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*                                                       IN
--------------------------------------------------------------------------------------------------

CUSIP NO. 981811 10                    13G                    PAGE 3 OF 5 PAGES




ITEM 1.

           (a).     Name of Issuer:
                    Worthington Industries, Inc.
                    -----------------------------------------------------------


           (b).     Address of Issuer's Principal Executive Offices:
                    200 Old Wilson Bridge Road, Columbus, Ohio  43085
                    -----------------------------------------------------------

ITEM 2.

           (a).     Name of Person Filing:
                    John H. McConnell
                    -----------------------------------------------------------

           (b).     Address of Principal Business Office or, if None, Residence:
                    200 Old Wilson Bridge Road, Columbus, Ohio  43085
                    -----------------------------------------------------------

           (c).     Citizenship:
                    United States
                    -----------------------------------------------------------

           (d).     Title of Class of Securities:
                    Common Shares, no par value
                    -----------------------------------------------------------

           (e).     CUSIP Number:
                     981811 10
                    -----------------------------------------------------------

ITEM 3.             IF THIS STATEMENT IS FILED PURSUANT TO
                    ss. 240.13d-1(b) OR 240.13d-2(b) OR (3), CHECK
                    WHETHER THE PERSON FILING IS A:

            (a)     [ ]     Broker or dealer registered under section 15 of the
                            Act (15 U.S.C. 78o).
            (b)     [ ]     Bank as defined in section 3(a)(6) of the Act
                            (15 U.S.C. 78c).
            (c)     [ ]     Insurance company as defined in section 3(a)(6) of
                            the Act (15 U.S.C. 78c);
            (d)     [ ]     Investment company registered under section 8 of
                            the Investment Company Act of 1940
                            (15 U.S.C. 80a-8).;
            (e)     [ ]     An investment adviser in accordance with
                            ss. 240.13d-1(b)(1)(ii)(E);
            (f)     [ ]     An employee benefit plan or endowment fund in
                            accordance with ss. 240.13d-1(b)(1)(ii)(F);
            (g)     [ ]     A parent holding company or control person in
                            accordance with ss. 240.13d-1(b)(1)(ii)(G);
            (h)     [ ]     A savings association as defined in Section 3(b) of
                            the Federal Deposit Insurance Act (12 U.S.C. 1813);
            (i)     [ ]     A church plan that is excluded from the definition
                            of an investment company under section 3(c)(14) of
                            the Investment Company Act of 1940
                            (15 U.S.C. 80a-3);
            (j)     [ ]     Group, in accordance with
                            ss. 240.13d-1(b)(1)(ii)(J).

CUSIP NO. 981811 10                    13G                    PAGE 4 OF 5 PAGES

ITEM 4.             OWNERSHIP.

                    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

                    (a)      Amount beneficially owned:
                             14,058,726
                             --------------------------------------------------

                    (b)      Percent of class:
                             16%
                             --------------------------------------------------

                    (c)      Number of shares as to which the person has:

                             (i)       Sole power to vote or to direct the vote:
                                       14,058,726
                             -------------------------------------------------

                             (ii)      Shared power to vote or to direct the
                                        vote:
                                       -0-
                             -------------------------------------------------

                             (iii) Sole power to dispose or to direct the disposition of:
                                       14,058,726
                             -------------------------------------------------

                             (iv) Shared power to dispose or to direct the disposition of:
                                       -0-
                             -------------------------------------------------

     Note: Excluded are 511,750 shares owned by Mr. McConnell's wife, as to which shares beneficial ownership is disclaimed.



ITEM 5.             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of
more than five percent of the class of securities, check the following.    [ ]

ITEM 6.             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON:

                  If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in the response of this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

CUSIP NO. 981811 10                    13G                    PAGE 5 OF 5 PAGES


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

ITEM 8.             IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  If a group has filed this schedule pursuant to ss.240.13d-1
(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group., If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

ITEM 9.             NOTICE OF DISSOLUTION OF GROUP:

                  Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

ITEM 10.            CERTIFICATIONS:

(B) THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IN THE STATEMENT IS FILED PURSUANT TO SS. 240.13d-1(c):

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:         January 28, 2005

                                          /s/John H. McConnell
                                          ---------------------------------
                                          Signature

                                          John H. McConnell
                                          ---------------------------------
                                          Name/Title